                          SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      Real Estate Fund Investment Trust
        ------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                      Real Estate Fund Investment Trust
        ------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
[x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

                 Shares of Beneficial Interest, par value $1
     ------------------------------------------------------------------------

        2) Aggregate number of securities to which transaction applies:

                                  2,090,108
     ------------------------------------------------------------------------

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

                                 $4,050,000
     ------------------------------------------------------------------------

        4) Proposed maximum aggregate value of transaction:

                                 $4,050,000
     ------------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
                          --------------------------------------------

2) Form, Schedule or Registration Statement No.:
                                                ----------------------

3) Filing Party:
                ------------------------------------------------------

4) Date Filed:
              --------------------------------------------------------

                          CALCULATION OF FILING FEE

         The filing fee of $810.00 was calculated in accordance with Exchange Act Rule 0-11(c)(2) based upon the value of the property to be distributed to shareholders, which is $4,050,000 less expenses of liquidation and the payment of liabilities.

                       REAL ESTATE FUND INVESTMENT TRUST
                             304 SOUTH MAIN STREET
                              POST OFFICE BOX 396
                       FOUNTAIN INN, SOUTH CAROLINA 29644



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 9, 1996




To the Shareholders of Real Estate Fund Investment Trust:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Real Estate Fund Investment Trust (the "Trust") will be held on December 9, 1996, at 11:30 a.m. at the Days Inn, I-385 and Frontage Road, Simpsonville, South Carolina, for the purpose of considering and acting upon the following:

         1. The proposal to adopt the Plan of Complete Liquidation pursuant to which the assets of the Trust would be distributed to its shareholders and the Trust would be terminated; and

         2. Such procedural matters, including without limitation potential adjournments of the Special Meeting, as may properly come before the Special Meeting or any adjournments or postponements thereof.

         Shareholders of record at the close of business on November 18, 1996 will be entitled to vote at the Special Meeting.

                                       By Order of the Board of Trustees


                                       Stewart H. Garrett
                                       Secretary

Fountain Inn, South Carolina
November 25, 1996


         PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU WISH, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

                       REAL ESTATE FUND INVESTMENT TRUST
                             304 SOUTH MAIN STREET
                              POST OFFICE BOX 396
                       FOUNTAIN INN, SOUTH CAROLINA 29644

                                PROXY STATEMENT
          SPECIAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 9, 1996


         This Notice of Special Meeting, Proxy Statement and Proxy (these "Proxy Materials") are being furnished to shareholders in connection with a solicitation of proxies by the Board of Trustees of the Real Estate Fund Investment Trust (the "Trust"). This solicitation is being made in connection with the Special Meeting of Shareholders (the "Special Meeting") to be held on December 9, 1996, at 11:30 a.m. at the Days Inn, I-385 and Frontage Road, Simpsonville, South Carolina. These Proxy Materials are being mailed to shareholders on November 25, 1996.

Voting Matters

     Shareholders of record as of the close of business on November 18, 1996 will be entitled to vote at the Special Meeting. At the close of business on that day, there were 2,090,108 shares of the Trust's shares of beneficial interest, par value $1 per share ("Shares") outstanding. Holders of Shares are entitled to one vote per Share on each of the matters presented at the Special Meeting or any adjournments thereof. Shares may be voted in person or by proxy. The presence, either in person or by proxy, of holders of Shares representing 30% of the outstanding Shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of Shares present for purposes of determining whether a quorum exits. Abstentions and broker non-votes are counted as a vote against Proposal One to adopt the Plan of Complete Liquidation. Proposal One requires the affirmative vote of a majority of the issued and outstanding Shares.

Revocability of Proxy

     Shares represented by a properly executed proxy in the accompanying form and given by a shareholder, and not revoked, will be voted in accordance with such instructions. As stated in the Proxy, if a returned Proxy does not specify otherwise, the Shares represented thereby will be voted in favor of the proposals set forth herein. Proxies may be revoked at any time prior to their being voted at the Special Meeting by oral or written notice to Real Estate Fund Investment Trust, 304 South Main Street, Post Office Box 396, Fountain Inn, South Carolina 29644, Attn: Stewart H. Garrett, Secretary (864) 862-3765, or by execution and delivery of a subsequent proxy or by attendance and voting in person at the Special Meeting.

Solicitation of Proxies

     This solicitation of proxies is made by the Board of Trustees, and the Trust will bear the cost of this proxy solicitation, including the cost of preparing, handling, printing and mailing these Proxy Materials. Proxies will be solicited principally through these Proxy Materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular employees of the Trust. Banks, brokers and other custodians are requested to forward proxy solicitation material to their customers where appropriate, and the Trust will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses in sending the proxy material to beneficial owners of the Shares.

                  ADOPTION OF THE PLAN OF COMPLETE LIQUIDATION
                              Item 1 on the Proxy


SALE OF ASSETS

         Pursuant to a purchase agreement dated August 28, 1996, on October 1, 1996 the Trust sold and transferred to Younts Properties, Inc. ("YPI") all of its assets for a price of $4.05 million (representing $1.92 for each of the Trust's 2,090,108 issued and outstanding Shares), paid in cash. Under South Carolina law, because the purchase agreement does not provide for either the assumption or exclusion of liabilities relating to the assets, YPI has assumed such liabilities as a matter of law. The liabilities relating to the assets represent substantially all of the liabilities of the Trust relating to the conduct of its business.

PLAN OF COMPLETE LIQUIDATION

         Holders of Shares are requested to approve the adoption by the shareholders of the Plan of Complete Liquidation attached hereto as Appendix A (the "Plan"). No federal or state regulatory approvals are required in connection with the Plan. A summary of the provisions of the Plan is set forth below, but is qualified in its entirety by reference to the Plan.

         First Liquidating Distribution. Subject to the approval by the holders of the Shares at the Special Meeting, as soon as practicable after December 9, 1996, and in no event later than December 31, 1996, the Trust shall send notice to the holders of Shares notifying them of the liquidation and instructing them to return to a special post office box established by the Trust for purposes of the liquidation their Share certificates, together with any other documents that the Trustees or Independent Agent (as defined below) may require, whereupon such holders' pro rata share of the First Liquidating Distribution hereunder shall be sent to them based on their Shares surrendered. No funds shall be paid to the holders of Shares except upon proper receipt by the Trust of the surrendered Share certificates, or evidence reasonably satisfactory to the Independent Agent that such certificates have been lost or destroyed. The First Liquidating Distribution shall be an aggregate of approximately $3,735,000, or approximately $1.79 per Share, which represents ninety percent (90%) of the funds received pursuant to the asset sale to YPI and the Trust's cash on hand.

         The actual disbursement of funds to holders of Shares will be made by the Trust; however, all disbursements of funds and acceptances of Shares for payment shall be approved by an independent certified public accountant retained by the Trust for such purpose (the "Independent Agent"). Holders of record on December 9, 1996 will be the holders of Shares entitled to receive the liquidating distributions.

         Remaining Funds. All of the Trust's funds not distributed to holders of Shares in the First Liquidating Distribution will be held by the Trust for the purpose of paying any known liabilities, which shall be paid as promptly as practicable, and for the purpose of paying any expenses of the Trust, including but not limited to any expenses incurred in connection with the liquidation, or unknown liabilities that arise after December 9, 1996.

         Second Liquidating Distribution. Subject to shareholder approval of the Plan, as soon as practicable after December 9, 1997, but in any event no later than December 31, 1997 (unless such date is postponed by vote of a majority of the Trustees then alive), the Trust, as instructed by the Independent Agent, shall send to all former holders of Shares who received a notice of the First Liquidating Distribution, a second liquidating distribution (or in the case of former holders of Shares who have not surrendered their Share certificates, notice of such second liquidating distribution) consisting of all remaining funds (if any) of the Trust held for the purposes of paying known or unknown liabilities and expenses. There is no assurance that any assets will be available for distribution to the former holders of Shares in the Second Liquidating Distribution. In addition, even if the Second Liquidating Distribution were to occur, it could be postponed by the Trustees for several years pending the resolution of the Trust's contingent and unknown liabilities.

         Unlocated Shareholders. Any assets held by the Trust for distribution to holders of Shares who cannot be located after reasonable efforts shall be transferred by the Trust to a state official, trustee, or other person authorized by law to receive distributions for the benefit of such shareholders, in such manner as may be determined by the Trustees. Such assets shall thereafter be held by such official on the same terms and in accordance with the usual treatment accorded such funds under state law.

REASONS FOR THE PLAN AND DISSOLUTION OF THE TRUST

         The Trustees believe that the Plan is in the best interests of the holders of the Shares. The relatively small size of the Trust, when coupled with the reporting requirements by the SEC and the Internal Revenue Service, resulted in the Trust suffering from high expenses related to the reporting requirements, thus hampering the ability of the Trust to grow. The Trustees considered alternatives to the Plan and termination of the Trust, including without limitation seeking a new line of business for the Trust to pursue or the acquisition of additional real estate assets. Such alternatives would have had no effect on the outstanding securities of the Trust or the rights of holders of the Shares. However, the Trustees determined that the Plan and termination of the Trust provided the largest possible return on investment to holders of the Shares, that the risks inherent in pursuing any of the alternatives outweighed the possible benefits, that the restrictive nature of the organizational documents of the Trust would unduly restrict the Trust's ability to explore alternatives to the Plan, and that the continued expenses relating to the SEC and Internal Revenue Service reporting requirements would decrease the value of the assets of the Trust.

EFFECT OF PLAN ON TRUST SHARES

         The Plan substantially affects the outstanding securities of the Trust and the rights of holders of the Shares. Under the Plan, each holder is entitled to receive, in exchange for the cancellation of his or her Shares, his or her pro rata share of the assets, if any, remaining after the payment of all of the Trust's liabilities and appropriate provision for its contingent liabilities. There is no assurance that any assets will be available for distribution to the former holders of Shares in the Second Liquidating Distribution. In addition, even if the Second Liquidating Distribution were to occur, it could be delayed for several years pending the resolution of the Trust's contingent and unknown liabilities.

         The Trustees believe that the Plan is in the best interests of the holders of the Shares. The Trustees considered alternatives that would not have affected the rights of holders of the Shares but concluded that adoption of the Plan and dissolution of the Trust was the most favorable alternative for holders. See "Reasons for the Plan and Dissolution of the Trust".

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The receipt of funds pursuant to the First Liquidating Distribution and the Second Liquidating Distribution by holders of Shares should generally result in capital gain or loss to the holder equal to the difference between the amount of consideration received and the holder's federal income tax basis in his or her Shares. Such capital gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period of the Shares is longer than one year.

         The foregoing summary is a general discussion of certain of the United States federal income tax consequences of the Plan of Liquidation. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service. EACH HOLDER OF SHARES IS URGED TO CONSULT AND RELY ON THE HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO THE HOLDER OF THE PLAN.

PLEASE DO NOT SEND IN YOUR SHARE CERTIFICATES AT THIS TIME. YOU WILL RECEIVE SPECIAL INSTRUCTIONS FROM THE TRUST AT THE APPROPRIATE TIME.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

THE TRUST

         The Trust was organized pursuant to a Declaration of Trust dated March 1, 1972, and filed with the Office of the Secretary of State for the State of South Carolina on April 12, 1972. The Trust is a real estate investment trust under the business trust laws of the State of South Carolina and qualified for tax purposes as a real estate investment trust under the Internal Revenue Code, as amended.

         Prior to the sale of substantially all of its assets to YPI, the Trust was engaged in the business of investing in, managing and leasing real estate interests located in North Carolina, South Carolina and Georgia. The Trust owned properties that were leased to individuals and businesses and included shopping center complexes, trucking terminals, post office buildings, service station buildings, and other office and commercial buildings and structures such as restaurant facilities, convenience food stores and miscellaneous businesses offering services and products to the general public.

         The holders of Shares of the Trust voted to direct the Trustees to develop a formal plan of liquidation by selling the assets of the Trust in May 1989. The sale to YPI of substantially all of the assets of the Trust, which did not require the approval of the holders of the Shares under the Declaration of Trust, effectively terminated the Trust's real estate investment, management and leasing businesses.

         After consummation of the asset sale to YPI, the only assets retained by the Trust are cash, rent receivables, and a small amount of prepaid expenses. Actions are currently being taken to collect these outstanding rent receivables.

         The Trust is not a party to any pending legal proceedings and is not aware that any such proceedings are threatened against it at this time.


MARKET PRICE AND DIVIDENDS ON SHARES

         There is no established public trading market for the Shares. The Trust acts as its own transfer agent. As of November 13, 1996, the Trust had 400 shareholders. The Trust does not maintain information about the sale price of Shares and is not provided such information when requested to transfer Shares on its books. Therefore, no current or historical data about the trading prices of the Shares is available.

         The dividends paid by the Trust for each fiscal quarter from January 1994 to the present is set forth below under "Supplemental Financial Information". If the proposed liquidation is approved, the Trust will not pay its customary December dividend, but will instead distribute to holders of Shares the First Liquidating Distribution.

                    INTERESTS OF CERTAIN PERSONS IN THE PLAN

         As set forth below in "Security Ownership of Certain Beneficial Owners and Management", each of the Officers and most of the Trustees of the Trust owns Shares of the Trust. If the holders approve the Plan, each of the Officers and Trustees of the Trust will receive a pro rata share of the funds to be distributed in the liquidating distributions in accordance with their ownership of Shares of the Trust.

         Mr. Younts is the owner of YPI, the corporation that purchased the Trust's assets. YPI does not own any Shares and does not have an interest in the Plan.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The Trust knows of no person who, or group that, owns beneficially more than 5% of the outstanding Shares of the Trust as of November 13, 1996, except as set forth below:

Name and Address                                Amount of                    Percent
of Beneficial Owner                        Beneficial Ownership(2)           of Class
-------------------                        --------------------              --------
William R. Timmons, Jr.                         209,604                       10.03%
P.O. Box 1805
Greenville, SC 29601

Furman University                               166,424                        7.96%
Poinsett Highway
Greenville, SC 29613

Blake P. Garrett, Jr.                           143,217                        6.85%
P.O. Box 36
Fountain Inn, SC 29644
---------------------

         The information below is furnished as of November 13, 1996 as to Shares owned beneficially or of record by each of the Trustees individually, by certain named officers and by all Trustees and officers of the Trust as a group. Unless otherwise noted, each person has sole voting power and sole investment power with respect to Shares listed.

Name and Address                              Amount of                      Percent
of Beneficial Owner                        Beneficial Ownership(2)           of Class
-------------------                        --------------------              --------
TRUSTEES
--------

Douglas C. Brown                                10,359                         (1)

Paul B. Costner, Jr.                            49,148                       2.35%

David H. Garrett                                32,923                       1.58%

Paul S. Goldsmith                               64,350                       3.08%

Wendy Beth Libby                                     0                          0

William R. Timmons, Jr.,                       209,604                      10.03%
  Chairman

R. Wayne Weaver                                      0                          0

Melvin K. Younts                                64,755                       3.10%

OFFICERS
--------

G. B. Nalley, Jr.*                              56,000(3)                    2.68%(3)
  President

Blake P. Garrett, Jr.*                         143,217                       6.85%
 Vice President

Stewart H. Garrett*                             54,875                       2.63%
  Secretary/Treasurer

Trustees and Officers as                       685,231                      32.78%
  a group (11 persons)

-------------------------
Footnotes appear on next page

*Also a Trustee.

(1) Each of these persons owns less than one percent of the outstanding Shares of the Trust.

(2) The beneficial ownership stated above represents sole voting and investment power, except as indicated in the footnotes above.

(3) These Shares are owned by a corporation in which Mr. Nalley is a 10% shareholder. Mr. Nalley does not own any Shares directly, and he disclaims beneficial ownership of the corporation's Shares.


Other than the cancellation of Trust Shares in exchange for a pro rata portion of the Trust assets that will affect all of the holders of Trust Shares in the same manner, there will be no effect on the ownership of Trust Shares by the foregoing individuals. See "Effect of Plan on Trust Shares".


                            SELECTED FINANCIAL DATA

         The following selected financial and operating data at and for the five years ended December 31, 1995 are derived from the audited financial statements of the Trust. The data set forth below is qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Trust's Supplemental Financial Information and Notes thereto included elsewhere herein.


                                      (UNAUDITED)
---------------------------------------------------------------------------------------------------------------------------------
                                        9/30/96       12/31/95        12/31/94          12/31/93         12/31/92      12/31/91
---------------------------------------------------------------------------------------------------------------------------------
 INCOME STATEMENT DATA (1)
---------------------------------------------------------------------------------------------------------------------------------
   TOTAL REVENUE                      $  663,893     $  956,813      $  939,741       $  965,233       $  967,025      $1,051,017
---------------------------------------------------------------------------------------------------------------------------------
   INCOME FROM CONTINUING
   OPERATIONS                             94,634        214,061         301,982          320,089          231,717         300,980
---------------------------------------------------------------------------------------------------------------------------------
 GAIN ON SALES OF REAL ESTATE, NET        55,385        644,831          -               453,216          147,509          25,953
 OF TAXES
---------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                          $  150,019     $  858,892      $  301,982       $  773,305       $  379,226      $  326,933
---------------------------------------------------------------------------------------------------------------------------------
  PER SHARE OF COMMON STOCK:
      NET INCOME                      $     0.07          $0.41      $     0.14       $     0.37       $     0.18      $     0.15
---------------------------------------------------------------------------------------------------------------------------------
      CASH DIVIDENDS PAID                   0.09           0.47            0.16             0.28             0.18            0.17
---------------------------------------------------------------------------------------------------------------------------------
      BOOK VALUE                      $     1.34     $     1.36      $     1.42        $    1.44       $     1.35      $     1.35
---------------------------------------------------------------------------------------------------------------------------------
 BALANCE SHEET DATA
---------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                      $2,967,341     $2,976,327      $3,208,864       $3,258,609       $3,043,326      $3,304,128
---------------------------------------------------------------------------------------------------------------------------------
    LONG-TERM DEBT                        -              -               -                -            $  134,754      $  228,130
---------------------------------------------------------------------------------------------------------------------------------




------------------------
       (1) On October 1, 1996 the Trust sold all of its real estate holdings, all mortgage notes receivable and personal property for $4,050,000. The Trust will report a gain of approximately $1,500,000 (or approximately 72 cents per share) due to this transaction.

                           HISTORICAL PER SHARE DATA



                                            (UNAUDITED)
-------------------------------------------------------------------------------------------------------------
                                               SEP-96      DEC-95    DEC-94      DEC-93     DEC-92     DEC-91
-------------------------------------------------------------------------------------------------------------
 BOOK VALUE PER SHARE                           $1.34       $1.36     $1.42       $1.44      $1.35      $1.35
-------------------------------------------------------------------------------------------------------------
 CASH DIVIDEND DECLARED PER SHARE                0.09        0.47      0.16        0.28       0.18       0.17
-------------------------------------------------------------------------------------------------------------
INCOME PER SHARE FROM:
-------------------------------------------------------------------------------------------------------------
   CONTINUING OPERATIONS                         -            0.1      0.14        0.15       0.11       0.14
-------------------------------------------------------------------------------------------------------------
   GAIN ON SALES OF REAL ESTATE,
      NET OF TAXES                               -           0.31      -           0.22       0.07       0.01
-------------------------------------------------------------------------------------------------------------



                       SUPPLEMENTAL FINANCIAL INFORMATION

QUARTERLY INCOME STATEMENT DATA (UNAUDITED)


        ------------------------------------------------------------------------------------------------
                                  1996                             Sept. 30       June 30       March 31
        ------------------------------------------------------------------------------------------------
        Total revenue                                             $ 229,891     $ 212,779      $ 221,223
        ------------------------------------------------------------------------------------------------
        Total expenses                                              220,111       182,520        165,528
                                                                  ---------     ---------      ---------
        ------------------------------------------------------------------------------------------------
        Income from operations before income taxes                    9,780        30,259         55,695
        ------------------------------------------------------------------------------------------------
        Provision for Federal & state income taxes                                    200            900
                                                                                ---------      ---------
        ------------------------------------------------------------------------------------------------
        Income from continuing operations                             9,780        30,059         54,795
        ------------------------------------------------------------------------------------------------
        Gain on sales of real estate, net of taxes                                                55,385
        ------------------------------------------------------------------------------------------------
        Net Income                                                $   9,780     $  30,059      $ 110,180
                                                                  =========     =========      =========
        ------------------------------------------------------------------------------------------------
        Income per share of Beneficial Interest
             Income from operations                                    -        $    0.01      $   0.025
             Gain on sale of equity investments in real estate         -             -             0.025
                                                                  ---------     ---------      ---------
        ------------------------------------------------------------------------------------------------

                                                                       -        $    0.01      $   0.050
                                                                  =========     =========      =========
        ------------------------------------------------------------------------------------------------
        Number of share used in computation                       2,090,108     2,090,108      2,090,108
        ------------------------------------------------------------------------------------------------
        Dividends declared/paid per share                         $    0.03     $    0.03      $    0.03
        ------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                           1995                              Dec. 31      Sept. 30         June 30     March 31
---------------------------------------------------------------------------------------------------------------
 Total revenue                                             $ 248,806     $ 233,039       $ 237,670    $ 237,298

---------------------------------------------------------------------------------------------------------------
 Total expenses                                              192,527       192,511         177,239      177,225
                                                           ---------     ---------       ---------    ---------
---------------------------------------------------------------------------------------------------------------
 Income from operations before income taxes                   56,279        40,528          60,431       60,073

---------------------------------------------------------------------------------------------------------------
 Provision for Federal & state income taxes                      550           800             800        1,100
                                                           ---------     ---------       ---------    ---------
---------------------------------------------------------------------------------------------------------------
 Income from continuing operations                            55,729        39,728          59,631       58,973

---------------------------------------------------------------------------------------------------------------
 Gain on sales of real estate, net of taxes                  440,934                        64,696      139,201
                                                           ---------     ---------       ---------    ---------
---------------------------------------------------------------------------------------------------------------
 Net Income                                                $ 496,663     $  39,728       $ 124,327    $ 198,174
                                                           =========     =========       =========    =========
---------------------------------------------------------------------------------------------------------------
 Income per share of Beneficial Interest
      Income from operations                               $    0.02     $    0.02       $    0.03    $     0.3
      Gain on sale of equity investments in real estate         0.21          0.00            0.03         0.07
                                                           ---------     ---------       ---------    ---------
---------------------------------------------------------------------------------------------------------------
                                                           $    0.23     $    0.02       $    0.06    $    0.10
                                                           =========     =========       =========    =========
 --------------------------------------------------------------------------------------------------------------
 Number of share used in computation                       2,090,108     2,090,108       2,090,108    2,090,108
 --------------------------------------------------------------------------------------------------------------
 Dividends declared/paid per share                         $    0.32     $    0.05       $    0.05    $    0.05
 --------------------------------------------------------------------------------------------------------------




 --------------------------------------------------------------------------------------------------------------
                           1994                              Dec. 31     Sept.  30         June 30     March 31
 --------------------------------------------------------------------------------------------------------------
 Total revenue                                             $ 261,041     $ 226,900       $ 229,747    $ 222,053
 --------------------------------------------------------------------------------------------------------------
 Total expenses                                              140,399       148,435         176,710      168,415
                                                           ---------     ---------       ---------    ---------
 --------------------------------------------------------------------------------------------------------------
 Income from operations before income taxes                  120,642        78,465          53,037       53,638
 --------------------------------------------------------------------------------------------------------------
 Provision for Federal & state income taxes                    1,400         1,200             200        1,000
                                                           ---------     ---------       ---------    ---------
 --------------------------------------------------------------------------------------------------------------
 Income from continuing operations                           119,242        77,265          52,837       52,638
 --------------------------------------------------------------------------------------------------------------
 Gain on sales of real estate, net of taxes
 --------------------------------------------------------------------------------------------------------------
 Net Income                                                $ 119,242     $  77,265       $  52,837    $  52,638
                                                           =========     =========       =========    =========
 --------------------------------------------------------------------------------------------------------------
 Income per share of Beneficial Interest
      Income from operations                               $    0.06     $    0.04       $    0.03    $    0.03
      Gain on sale of equity investments in real estate       -             -                -            -
                                                           ---------     ---------       ---------    ---------
 --------------------------------------------------------------------------------------------------------------


                                                           $    0.06     $    0.04       $    0.03    $    0.03
                                                           =========     =========       =========    =========
 --------------------------------------------------------------------------------------------------------------
 Number of share used in computation                       2,090,108     2,090,108       2,090,108    2,090,108
 --------------------------------------------------------------------------------------------------------------
 Dividends declared/paid per share                         $    0.04     $    0.04       $    0.04    $    0.04
 --------------------------------------------------------------------------------------------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         Information was mailed to holders of Shares during the third quarter of 1996 regarding a potential sale of the entire assets of the Trust. This sale was consummated on October 1, 1996, when the Trust sold all of its real estate holdings, mortgage notes receivable and personal property for $4,050,000. The Trust will recognize a gain of approximately $1,500,000 for financial reporting purposes and approximately $1,450,000 for income tax purposes. As of the date of this Proxy Statement, the only assets retained by the Trust are cash, rent receivables, and a small amount of prepaid expenses. Actions are currently being taken to collect these outstanding rent receivables.

         Rental income decreased by approximately 6% during the nine-month period ended September 30, 1996, as compared to the nine-month period ended September 30, 1995. Rental income also decreased by approximately 3% during the three-month period ended September 30, 1996, as compared to the three month period ended September 30, 1995. This decrease is primarily due to the sale of several pieces of rental property in the latter part of 1995, and due to the financial problems encountered by a major tenant. The Trust was able to partially offset these decreases in rental income by securing a tenant for a previously unoccupied location.

         Total expenses increased by approximately 15% during the three-month period ending September 30, 1996, as compared to the three-month period ended September 30, 1995. In addition, total expenses increased by approximately 4% during the nine-month period ended September 30, 1996, as compared to the nine-month period ended September 30, 1995. These increases are primarily due to an increase in the bad debts expense recorded during the third quarter of 1996. Due to the sale of all rental property, management anticipates increased difficulties in collecting back due rent from former tenants. Therefore, a larger percentage of the rents receivable at September 30, 1996 have been considered uncollectible, which has resulted in a much larger than normal bad debt expense for the third quarter of 1996.

         In January of 1996, the Trust sold the St. Stephen Post Office located in St. Stephen, South Carolina for $70,000. A first quarter gain of $55,485 and $53,566 was recognized for financial reporting and income tax purposes, respectively.


                             SHAREHOLDER PROPOSALS

         Once the Trust is dissolved, there will be no shareholders' meetings thereafter. Therefore, no proposals by holders of Shares will be considered unless a properly called special meeting of holders is convened expressly for such purpose prior to the liquidation.

                             ADDITIONAL INFORMATION

         Because the Trust has fewer than 500 shareholders and has had less than $5 million in assets at the end of each of the last three fiscal years, the Trust is no longer required to file reports under Sections 13(a) and 15(d) of the Exchange Act. On November 6, 1996, the Trust filed a Form 15 "Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports" with the Commission. As a result, the Trust has no obligation to file any additional reports pursuant to Sections 13(a) or 15(d) of the Exchange Act after the date of such filing. Any filing made by the Trust pursuant to
Section 13(c) or Section 14 of the Exchange Act filed after the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently-filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                 OTHER MATTERS

         Under South Carolina law, only those matters described in the meeting notice may be considered at the Special Meeting or any adjournment or postponement thereof. The Trustees are not aware of any procedural matter to be brought before the Special Meeting. If such procedural matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                      By order of the Board of Trustees,


                                      Stewart H. Garrett
                                      Secretary

November 25, 1996
Fountain Inn, South Carolina

                                                                      APPENDIX A

                          PLAN OF COMPLETE LIQUIDATION

         1.      Scope of Plan.

         This Plan of Complete Liquidation (the "Plan") provides for the complete liquidation and dissolution of Real Estate Fund Investment Trust, a South Carolina trust ("REFIT"), by providing for the distribution to its shareholders of the net proceeds (after payment of liabilities and expenses) realized from the sale of its assets. The liquidation and dissolution shall be accomplished in the manner stated herein. This Plan may be amended upon the approval of the majority of the Trustees then alive.

         2.      Adoption of Plan by Shareholders.

         This Plan shall be adopted and shall become effective (the "Closing"), subject to the conditions provided herein, upon the approval of this Plan by the Trustees and upon the affirmative vote of the holders of shares entitling them to exercise at least a majority of the voting power of REFIT at a special meeting of shareholders held for such purpose.

         3.      Sale of Assets.

         On October 1, 1996, REFIT sold all of its assets to Younts Properties, Inc., a South Carolina corporation ("YPI"), for $4.05 million in cash, paid by YPI to REFIT subject to the terms and conditions of the Sales Agreement between REFIT and YPI (the "Sales Agreement") heretofore approved by the Trustees of REFIT. Any remaining non-cash assets will be sold by the Trustees and the proceeds will be distributed to former holders of shares as part of the Second Liquidating Distribution (as defined below) as provided herein.

         4.      Reserve for Liabilities.

         From and after the date hereof, REFIT shall make adequate provision for payment of all known liabilities of REFIT (including expenses of the sale and the liquidation and dissolution) not assumed by YPI and shall set aside from the proceeds of sale such additional amount as the Trustees determine to be reasonably necessary for payment of unascertained or contingent liabilities of REFIT. The balance of the proceeds of sale shall be distributed to the shareholders of REFIT, in cash, as a first liquidating distribution in complete cancellation of REFIT's outstanding shares, all as more particularly set forth in Section 6 below (the "First Liquidating Distribution").

         5.      Independent Agent

         REFIT shall engage an independent certified public accountant (the "Independent Agent") who shall be responsible for overseeing the liquidation process, including but not limited to the distributions to shareholders.

         6.      First Liquidating Distribution.

         The First Liquidating Distribution shall be made to shareholders by REFIT. As soon as practicable after the date hereof, and in no event later than December 31, 1996, REFIT, as instructed by the Independent Agent, shall send notice to the holders of Shares notifying them of the liquidation and instructing them to return to a special post office box established by the Trust for purposes of the liquidation their REFIT share certificates, together with any other documents that the Trustees or Independent Agent may require, whereupon such shareholders' pro rata share of the First Liquidating Distribution hereunder shall be sent to them based on their shares surrendered. No funds shall be paid to the REFIT shareholders except upon receipt by REFIT of the surrendered share certificates, or evidence reasonably satisfactory to the Independent Agent that such certificates have been lost or destroyed. The First Liquidating Distribution shall be an aggregate of $3,735,000, which represents ninety percent (90%) of the funds received by REFIT from YPI and REFIT's cash on hand. REFIT's share transfer books shall be closed as of the Closing.

         7.      Payment of Liabilities.

         REFIT shall pay any known liabilities as promptly as practicable after the Closing and shall pay any expenses of REFIT or unknown liabilities that arise after the Closing as promptly as practicable after such expenses or unknown liabilities arise. After the date of the Second Liquidating Distribution (as defined below), REFIT will not have any funds with which to pay any liabilities arising thereafter.

         8.      Second Liquidating Distribution.

         As soon as practicable after December 9, 1997, but in any event no later than December 31, 1997 (unless such date is postponed by vote of a majority of the Trustees then alive), the Independent Agent shall instruct REFIT to send to all former shareholders of REFIT who received a notice of the First Liquidating Distribution, a second liquidating distribution (or in the case of former shareholders of REFIT who have not surrendered their REFIT share certificates, notice of such second liquidating distribution) consisting of all remaining funds (if any) of REFIT held by it for the purposes of paying known or unknown liabilities (the "Second Liquidating Distribution").

         9.      Unlocated Shareholders.

         Any assets retained by REFIT for distribution to shareholders who cannot be located after reasonable efforts shall be transferred to a state official, trustee, or other person authorized by law to receive distributions for the benefit of such shareholders, in such manner as may be determined by the Trustees. Such assets shall thereafter be held by such official on the same terms and in accordance with the usual treatment accorded such funds under state law. In no event shall any of such assets revert to or become the property of REFIT.

         10.     Dissolution.

         Promptly after the Closing, REFIT shall (a) cause an amendment to its Declaration of Trust to be prepared and executed, and, if required by applicable law, filed in the Office of the Secretary of State of South Carolina or with any other appropriate governmental authority; (b) cause any certificate of dissolution as may be necessary or appropriate to be prepared, executed, and filed, if necessary in the Office of the Secretary of State of South Carolina or with any other appropriate governmental authority; and (c) withdraw its authority to do business as a foreign corporation or entity in any states in which it presently has such authority.

         11.     Abandonment.

         Notwithstanding the adoption of this Plan, if the sale of assets to YPI as provided in the Sales Agreement is rescinded or is otherwise void, the Trustees shall, without further action by the shareholders, abandon this Plan and cause REFIT to continue the active conduct of its business.

                          APPENDIX B - FORM OF PROXY

P
R
O                       REAL ESTATE FUND INVESTMENT TRUST
X                       SPECIAL MEETING, DECEMBER 9, 1996
Y

         The undersigned shareholder of Real Estate Fund Investment Trust (the "Trust"), hereby revoking all previous proxies, hereby appoints George B. Nalley, President; Stewart H. Garrett, Secretary and Treasurer; and Blake P. Garrett, Jr., Vice President; and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of the Trust standing in the name of the undersigned upon all matters at the Trust's Special Meeting to be held at the Days Inn, I-385 and Frontage Road, Simpsonville, South Carolina on Monday, December 9, 1996 at 11:30 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned's vote as specified below.

1.       APPROVAL OF PLAN OF COMPLETE LIQUIDATION

[  ]  FOR                         [  ]  AGAINST              [  ] ABSTAIN


2. AT THEIR DISCRETION UPON SUCH PROCEDURAL MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF REAL ESTATE FUND INVESTMENT TRUST. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF EACH OF THE PROPOSALS ABOVE.

Please sign this Proxy as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office.

Dated this     day of                   , 1996
           ----       ------------------


                                        ---------------------------------------
                                          Print Name (and title if appropriate)

                                        ---------------------------------------
                                          Signature

                                        ---------------------------------------
                                          Print Name (and title if appropriate)

                                        ---------------------------------------
                                          Signature

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.